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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

               CATALINA LIGHTING, INC. APPROVED FOR LISTING ON on
          THE NASDAQ SMALLCAP MARKET AND REDUCES DEBT BY $6 MILLION on

MIAMI, Florida (June 20, 2002) - Catalina Lighting, Inc. (NASD Bulletin Board:
"CALI.OB"), a leading international designer, on manufacturer and distributor of lighting products for residential and office environments, today announced that its application for on listing on the Nasdaq SmallCap Market has been approved. Catalina Lighting will commence trading on the Nasdaq SmallCap Market on on Monday, June 24, 2002 under the trading symbol "CALA". The Company's shares are currently quoted on the NASD Bulletin Board under on the symbol "CALI".

Commenting on the move, Eric Bescoby, Catalina's Chief Executive Officer, stated, "We are very pleased that we have satisfied one of our strategic goals. We believe that our Nasdaq SmallCap Market listing will greatly enhance our visibility and access to on institutional investors and the general investment community, thereby increasing our shareholder base and the liquidity of our stock and enhancing the long-term value of the Company."

Catalina also recently effected a debt restructuring, whereby the Company reduced its outstanding indebtedness by over $6 million. on In transactions consummated on June 14, 2002, Catalina issued an aggregate of 1,109,415 shares of common stock to its subordinated on debt holders at a purchase price of $5.41 per share, payable in full by the cancellation of debt. Bescoby stated, "We believe that on reducing our debt will provide a stronger financial base for the execution of Catalina's growth strategy."

This press release includes statements that constitute "forward-looking" statements, including, without limitation, that listing will attract investors' attention which should benefit the Company and its shareholders and that the reduction of debt will further the on Company's growth strategy. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation on Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ on materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not on limited to, an adverse change in the Company's financial condition and consequent failure to meet the requirements for continued on Nasdaq listing; the failure of analysts to initiate coverage on the Company's common stock; the absence of investors interested in on trading in the Company's common stock; and other risks detailed in the Company's periodic reports filed with the Securities and on Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.